                                     EXHIBIT 5.1



                                        November 16, 1998

FaxSav Incorporated
399 Thornall Street
Edison, New Jersey 08837

Ladies and Gentlemen:

        We have assisted in the preparation and filing by FaxSav Incorporated (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission, relating to the sale of up to 375,000 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of the Company. The Registration Statement relates to 375,000 Shares to be sold by AudioFAX IP LLC (the "Shares").

        We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

        Based upon and subject to the foregoing, we are of the opinion that (a) the 275,000 Shares eligible to be sold immediately upon the effective date of the Registration Statement have been (i) duly authorized, and (ii) validly issued and are fully paid and nonassessable; and (b) such of the remaining 100,000 Shares, upon their release and transfer from escrow to AudioFAX IP LLC in accordance with the terms thereof will be (i) duly authorized, and
(ii) validly issued, fully paid and nonassessable.

        We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit thereto.

                                        Very truly yours,

                                        /s/ BROBECK, PHLEGER & HARRISON LLP
                                        ----------------------------------------
                                        BROBECK, PHLEGER & HARRISON LLP